Exhibit 10.17

Separation and Consulting Agreement, by and between Vijay Chiruvolu and the Registrant, dated October 28, 2024

Dear Vijay:

This letter sets forth the substance of the employment resignation and consulting agreement (the “Agreement”) that Turnstone Biologics Corp. (the “Company”) is offering to you to aid in your employment transition.

1. RESIGNATION. As you know, you have resigned your employment with the Company, and your last day of work and your employment end date will be October 31, 2024 (the “Resignation Date”).

2. FINAL PAY. On or shortly after the Resignation Date, the Company will pay you all accrued salary all accrued and unused vacation earned through the Resignation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law, and you will receive them whether or not you sign this Agreement.

3. HEALTH INSURANCE. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Resignation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage.

4. ADVISORY RELATIONSHIP. Although the Company has no obligation to do so, if you sign this Agreement, allow it to become effective, and comply with your obligations under it (collectively, the “Preconditions”), then the Company will engage Confido Bioconsultants, LLC (a consulting company of which you are President (“Confido”)) as an advisor under the terms and conditions set forth in this Section.

(a) Advisory Period. Confido’s advisory engagement will begin on the Resignation Date. If you and Confido do not timely (i.e., within 21 days after you receive this Agreement) execute and return this Agreement to the Company, you revoke it after signing, or you otherwise do not satisfy the Preconditions, then Confido’s advisory engagement will end immediately upon the 30th day after you received this Agreement. However, if you and Confido timely sign and return this Agreement to the Company, allow it to become effective, and otherwise are in compliance with the Preconditions, then the Company will continue the advisory 309234920 v3 engagement for a period of 6 months (i.e., through 04/30/2025) ), unless earlier terminated pursuant to Paragraph 4(g) below or extended by the parties in a signed writing. The full advisory engagement will be referred to as the “Advisory Period”.

(b) Advisory Services. You and Confido agree to provide Advisory Services to the Company in any area of your and Confido’s expertise or relevant to your and Confido’s skills, knowledge and experience with the Company, and/or as requested by the Company (the “Advisory Services”). You and Confido agree to be available to provide the Advisory Services for no more than 20 hours a week to perform work to be requested and approved by the Company during the Advisory Period. During the Advisory Period, you and Confido will report directly to Sammy Farah, CEO. You and Confido agree to exercise the highest degree of professionalism and utilize your respective expertise and creative talents in performing these services. You and Confido will not be required to report to the Company’s offices during the Advisory Period, except as specifically requested by the Company. When providing such services, you and Confido shall abide by the Company’s policies and procedures. Confido agrees to provide you as the sole provider of the Advisory Services for Company.

(c) Advisory Fees. Provided that you and Confido (i) perform the Advisory Services to the Company’s satisfaction (as determined by the Company in its sole discretion), and (ii) comply with your respective contractual obligations to the Company (including, without limitation, the obligations set forth herein and in your signed Confidentiality Agreement, defined below), then the Company will pay Confido fees at a rate of $450.00 per hour for each hour of work requested by the Company and performed by you and Confido (collectively, the “Advisory Fees”). Confido will submit detailed invoices of the Advisory Services on a monthly basis, and the Company will provide payment of any owed Advisory Fees within thirty (30) days after receipt of such invoices.

(d) Equity. You have been granted stock options to purchase shares of the Company’s common stock (the “Options”), pursuant to the terms of your operative agreements with the Company and the applicable equity plan (the

“Options Documents”). You and the Company agree that vesting of the Options, to the extent unvested, will cease on the Resignation Date, notwithstanding anything to the contrary in the Options Documents. Except as agreed in the prior sentence, the Options will continue to be governed by the Options Documents. You acknowledge and agree that any portion of the Options originally intended to qualify as incentive stock options under Section 422 of the U.S. Internal Revenue Code of 1986, as amended, will, as of the date that is three (3) months after the Resignation Date, no longer so qualify and will instead be treated as nonqualified stock options as of the date you sign and return this Agreement to the Company. You must satisfy all applicable tax withholding obligations upon exercise of the Options. Your three (3) months exercise period, as described in the Options Documents, will begin upon the termination of your Continuous Service (as defined in the Options Documents) with the Company (which is anticipated to be at the end of the Advisory Period), and you may exercise your Option during that exercise period provided that such Options have not yet expired pursuant to the terms of the Option Documents prior to the exercise date.

(e) Tax Treatment. The Company will not make any withholdings or deductions, and will issue a form 1099, with respect to any Advisory Fees paid under this Agreement. You and Confido will be responsible for all taxes with respect to the Advisory Fees, 309234920 v3 and you and Confido agree to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with the Advisory Fees.

(f) Independent Contractor Status. Your and Confido’s relationship with the Company during the Advisory Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Resignation Date. You and Confido will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you and Confido each acknowledge and agree that your relationship with the Company during the Advisory Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.

(g) Limitations on Authority. You and Confido will have no responsibilities or authority as an advisor to the Company other than as provided above. You and Confido will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the Company’s express written authorization. You and Confido agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

(h) Proprietary Information and Inventions. You and Confido agree that, during the Advisory Period and thereafter, you and Confido will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you or Confido obtain or develop in the course of performing the Advisory Services. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you and Confido shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Any and all work product you or Confido creates in the course of performing the Advisory Services will be the sole and exclusive property of the Company. You and Confido hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Advisory Services.

(i) Termination of Advisory Period. Confido or the Company may terminate the Advisory Period at any time, upon ten (10) business days’ notice to the other party. The Company also may terminate the Advisory Period immediately due to your or Confido’s breach of any provision of this Agreement or any other agreement between you and the Company or misconduct. Upon termination of the Advisory Period by either party, the Company will pay only those Advisory Fees and expenses incurred through and including the date on which the termination of the Advisory Period becomes effective.

(j) Other Work Activities / Non-Competition. Throughout the Advisory Period, you and Confido retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. In order to protect the trade secrets and confidential and proprietary information of the Company, you and Confido agree that, during the Advisory Period, you and Confido will not perform services for, or in any way manage, operate, join, control or be connected to as an employee, shareholder, director, manager, member, consultant, adviser, volunteer, or partner to, any company that engages in a business that is competitive to the Company.

(k) Representations. You and Confido represent and warrant that you and Confido are self-employed in an independently established trade, occupation, or business, maintain and operate a business that is separate and independent from the Company’s business, hold yourselves out to the public as independently competent and available to provide applicable services similar to the Advisory Services, have obtained and/or expect to obtain clients or customers other than the Company for whom you and Confido will perform services, and will perform work for the Company that you and Confido understand is outside the usual course of the Company’s business. The Company will make reasonable arrangements to enable you and Confido to perform work for the Company at such times and in such a manner so that it will not interfere with other activities in which you and Confido may engage.

5. OTHER COMPENSATION OR BENEFITS. You acknowledge and agree that you are not entitled to any severance or other benefits in connection with your employment termination, whether pursuant to your offer letter agreement with the Company or any agreement, plan or policy, and that this Agreement hereby supersedes and extinguishes any severance benefits you are or could be eligible to receive under any such offer letter, agreement, plan, policy applicable to you. You further acknowledge and agree that, except as expressly provided in this Agreement, you have not earned, will not earn, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before, on or after the Resignation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.

6. EXPENSE REIMBURSEMENTS. You agree that, within thirty (30) days after the Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7. RELEASE OF CLAIMS.

(a) General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b) Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the California Labor Code, the California Family Rights Act, ”), the California Fair Employment and Housing Act, the Age Discrimination in Employment Act (“ADEA”). You acknowledge that you have been advised, consistent with California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c) ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have forty-twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this

Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

(d) Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

(e) Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.

8. PROTECTED RIGHTS. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Furthermore, nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

9. RETURN OF COMPANY PROPERTY. You agree that, within ten (10) days after the Resignation Date (or otherwise as requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, Company account and device login and password information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Resignation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within ten (10) days after the Resignation Date (or earlier if requested by the Company), you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the benefits provided under this Agreement. Following your return of Company property pursuant to this section, the Company may permit you to receive and/or use certain 309234920 v3 documents, equipment and/or information reasonably necessary to perform the Advisory Services, all of which you shall return to the Company by the last day of the Advisory Period, or earlier upon the Company’s request, without retaining any copies or embodiments (in whole or in part).. As an additional severance benefit, following your return of your Company-issued laptop pursuant to this paragraph so that all Company licensed, proprietary and confidential software, files and other documents and information can be permanently deleted from it, and subject to the Preconditions, the Company will allow you to retain the laptop as your personal property following the Advisory Period. The laptop will be provided to you on an “as is” basis, without any representations, warranties or guarantees.

10. CONFIDENTIAL INFORMATION OBLIGATIONS. You acknowledge and reaffirm your continuing obligations under your Nondisclosure and Assignment of Inventions Agreement (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

11. NON-DISPARAGEMENT. Except to the extent permitted by the Protected Rights Section above, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.

12. NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

13. COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

14. NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

15. REPRESENTATIONS. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

16. MISCELLANEOUS. This Agreement, including its exhibit(s), constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

[Signature page to follow]

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

We wish you the best in your future endeavors.

Sincerely,

By: /s/ Sammy Farah
Sammy Farah President & Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Vijay Chiruvolu
CONFIDO BIOCONSULTANTS, LLC Vijay Chiruvolu, President October 28, 2024
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